Exhibit 99.1
PACS Group Announces Chief Legal Officer Transition
John Mitchell retires and continues in consultant role; Patrick J. Murphy appointed Chief Legal Officer effective September 21, 2026
Salt Lake City, Utah, September 21, 2026 — PACS Group, Inc. (“PACS” or the “Company”) announced today that John Mitchell has retired, effective Sept. 18, 2026, from his position as Chief Legal Officer and Corporate Secretary. Following his retirement, Mitchell will serve as a consultant to PACS to support an orderly leadership transition.
The Company has selected Patrick J. Murphy to succeed Mitchell as Chief Legal Officer and Corporate Secretary, effective September 21, 2026. Murphy will oversee PACS’s legal function and provide counsel in support of their operations and strategic priorities.
“John has been far more than our Chief Legal Officer; he’s been a trusted advisor, valued colleague, and steady leader through an important period in PACS’s history,” said Jason Murray, PACS’s Chairman and CEO. “His judgment, integrity, and thoughtful counsel have helped us navigate growth and change while remaining focused on our mission. We are grateful that John will continue to support PACS as a consultant, and we wish him the very best in retirement.”
Mitchell joined PACS in 2017, managing the legal department and supporting organizational growth and their IPO. Before joining the Company, he held various positions in healthcare and health services, international law, corporate law, finance, and mergers and acquisitions.
“It’s been a privilege to work alongside so many talented people and to support PACS during a remarkable period of growth,” said Mitchell. “I’m proud of what our legal team has accomplished and grateful for the relationships I’ve built throughout the organization. I look forward to supporting Pat and the Company during this transition.”
Murphy brings more than two decades of senior in-house and public-sector legal experience to PACS. He joins PACS from the global law firm of King & Spalding where he was a Partner in their Special Matters Practice Group. Previously, he spent 20 years in General Electric’s legal department, including five years in its Corporate Litigation group and nearly 15 years as Global Chief Litigation Counsel for GE Healthcare. He also served as a Senior Vice President Legal and Global Chief Litigation Counsel for Fresenius Medical Care and has advised companies, boards and senior executives on complex litigation, corporate investigations, government enforcement and compliance matters.
Murphy’s public-service experience includes serving as Chief Counsel to the Crime and Technology Unit of the U.S. Senate Judiciary Committee Majority Staff and as Assistant General Counsel to the FBI. He began his legal career as a Judge Advocate in the U.S. Marine Corps, attaining the rank of Major, and later was recalled to active duty in the wake of 9/11 to the Pentagon and Guantanmo Bay to serve as a liaison between the Secretary of Defense’s Office and the Solicitor General’s Office on all terrorism-related litigation.
“Pat brings an exceptional combination of healthcare, corporate, regulatory, and public-sector legal experience,” Murray said. “His ability to address complex legal matters while serving as a strategic partner to organizational leaders makes him well suited to guide our legal function. I'm excited to welcome him to PACS and we're confident he’ll build upon the strong foundation John and our legal team have established.”
“I’m honored to join PACS and support an organization committed to empowering local leaders and delivering high-quality post-acute care,” Murphy said. “I look forward to working with Jason, the leadership team, the Board, and colleagues across PACS as they continue to grow and advance their mission.”

About PACS™ Group, Inc. — PACS Group, Inc. (NYSE: PACS) is a holding company investing in post-acute healthcare facilities, professionals, and ancillary services. Founded in 2013 and headquartered in Salt Lake City, Utah, PACS is one of the largest post-acute platforms in the United States. Its independent subsidiaries operate 355 post-acute care facilities across 20 states serving more than 33,400 patients daily. PACS business support division, PACS Services, provides technology and administrative support services — accounting, finance, human resources, compliance, payroll, AR/AP, legal, risk management, information technology, corporate communication, and other business advice and support — to their healthcare facilities, reducing administrative burdens so their leadership and care teams can focus on the care, well-being, and quality of life of their patients and residents. PACS has been recognized by Utah Business magazine as one of Utah’s Best Companies to work for, back-to-back, in 2022 and 2023. They’ve also been recognized as one of Utah’s Fastest Growing Companies; they ranked #25 in 2022, and #9 in 2023. For more information, visit www.pacs.com or ir.pacs.com.
About Patrick J. Murphy — Patrick J. Murphy joined PACS in September 2026, bringing more than 20 years of senior legal leadership experience spanning healthcare, public companies, government and private practice. Pat will oversee PACS’s legal functions and advises the company on operational, regulatory and strategic matters. Prior to joining PACS, he was a Partner in King & Spalding’s Special Matters Practice Group. Before that, he spent two decades with General Electric, including nearly 15 years as Global Chief Litigation Counsel for GE Healthcare, and later served as Senior Vice President Legal and Global Chief Litigation Counsel for Fresenius Medical Care. Throughout his career, he has advised organizations, boards and executives on complex litigation, government investigations, enforcement actions and compliance matters. His public-service experience includes serving as Chief Counsel to the Crime and Technology Unit of the U.S. Senate Judiciary Committee Majority Staff and as Assistant General Counsel to the FBI. Murphy began his career as a U.S. Marine Corps Judge Advocate, attaining the rank of Major. Outside of work, Pat’s an avid football and rugby fan, and enjoys training for triathlons.
Cautionary Note Regarding Forward-Looking Statements — This press release contains forward-looking statements within the meaning of federal securities laws. All statements contained in this Current Report that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding the appointment and expected contributions of Mr. Murphy as Chief Legal Officer, and the Company's expected future growth and impact on healthcare facilities. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those implied by the forward-looking statements, including the important factors are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, and in other filings that we make with the Securities and Exchange Commission (the “SEC”) from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. PACS Group, Inc. undertakes no obligation to publicly update or revise any forward-looking statements. See the company’s reports filed publicly with the SEC at www.sec.gov for more information about the company and its related risks and uncertainties.
Media:
Brooks Stevenson, VP Corporate Communication
90 S. 400 W. Suite 700 | Salt Lake City, UT 84101
T: 385-988-3596 | brooks.stevenson@pacs.com
https://www.pacs.com | https://ir.pacs.com